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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)


                            NINE MONTHS   SIX MONTHS
                               ENDED         ENDED                                YEARS ENDED JUNE 30,
                            SEPTEMBER 30  DECEMBER 31     -------------------------------------------------------------------
                               2003          2002          2002            2001           2000          1999            1998
                              -------       -------       -------        -------        -------        -------        -------
Income (loss) from
 continuing operations
 before minority
 interest in a
 consolidated subsidiary
 and losses from equity
 investees .............       23,544         1,227       (15,530)       (35,457)       (50,601)        (9,343)          (193)
 Fixed charges
 Interest expenses and
 debt issuance cost
 amortization ..........          170            --            --             --              1              1             51
 Appropriate interest
 portion of rentals ....          403           235           367            367            259            111             83
                              -------       -------       -------        -------        -------        -------        -------
 Total fixed charges ...          573           235           367            367            260            112            134
                              -------       -------       -------        -------        -------        -------        -------
Income (loss) from
 continuing operations
 before minority
 interest in a
 consolidated subsidiary
 and losses from equity
 investees plus fixed
 charges ...............       24,117         1,426       (15,163)       (35,090)       (50,341)        (9,231)           (59)
                              =======       =======       =======        =======        =======        =======        =======
Ratio of earnings to
fixed charges (1) .....          42.1           6.2            --             --             --             --             --



(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before minority interest in a consolidated subsidiary and losses from equity investees. Fixed charges consist of the portion of operating lease rental expense that represents an appropriate interest factor and interest expense on indebtedness. Earnings were insufficient to cover fixed charges by $15,530, $35,457, $50,601, $9,343 and $193 for the years ended June 30, 2002, 2001, 2000, 1999 and 1998, respectively.